Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Diebold Nixdorf, Incorporated:
We consent to the use of our reports dated March 11, 2022, with respect to the consolidated balance sheets of Diebold Nixdorf, Incorporated and subsidiaries as of December 2021 and 2020, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the effectiveness of internal control over financial reporting incorporated by reference herein.

/s/ KPMG LLP
Cleveland, Ohio
August 22, 2022